Exhibit 3.6


                           AMENDMENT NO. 4 TO THE

                            AMENDED AND RESTATED

                            DECLARATION OF TRUST

                            AND TRUST AGREEMENT

                                     OF

                               MLM INDEX FUND

         This AMENDMENT ("Amendment") is made and entered into as of the 29th day of April, 2002 by and between MOUNT LUCAS MANAGEMENT CORPORATION, a Delaware corporation, as manager (the "Manager") and the Interest Holders whose signatures appear on the execution page hereof and who hold in the aggregate more than 10% of the outstanding Interests of each Series as of the date hereof (exclusive of the Interests of the Manager) (the "Signing Interest Holders"), and is made with reference to, and pursuant to the authority granted by Section 11.1 of that certain Amended and Restated Declaration of Trust and Trust Agreement dated the 31st day of August, 1998, by and among the Manager, the Trustee and the Interest Holders of the MLM Index Fund (the "Trust"), as amended by that Amendment No. 1 to the Amended and Restated Declaration of Trust and Trust Agreement of the Trust entered into as of March 23, 1999, that Amendment No. 2 to the Amended and Restated Declaration of Trust and Trust Agreement of the Trust entered into as of February 2000 and that Amendment No. 3 to the Amended and Restated Declaration of Trust and Trust Agreement of the Trust entered into as of June 14, 2001 (as amended, the "Trust Agreement"). Capitalized terms used but not defined herein shall have the meaning assigned thereto in the Trust Agreement.

         WHEREAS, it is desired that the Trust Agreement be amended as provided below;

         NOW, THEREFORE, the parties agree as follows:

         1. Amendment No. 3 to the Trust Agreement stated that the Trust would issue Interests in a separate Series entitled the "Class C Enhanced Series," but the actual intention of the parties was that such Interests be issued not in a new Series, but rather in a new Class of the existing Enhanced Series and the parties desire that the Trust Agreement be corrected to reflect that the Class C Interests issued by the Trust pursuant to Amendment No. 3 were Class C Interests in the existing Enhanced Series. In addition, the parties wish to add a new Class to the existing Unleveraged Series and to provide that the Manager, in its sole discretion, may, from time to time hereafter, cause the Trust to issue additional Interests in then-existing Series and Classes, and to create additional Series and Classes (including additional Classes of existing Series) and issue Interests therein, and such additional Interests, Series and Classes may, in the sole discretion of the Manager, have different rights and obligations and be subject to different fee structures. Accordingly,
Section 3.1(e) shall be deleted in its entirety and replaced with the following:

         "The Trust may issue multiple Series of Interests, and shall issue Interests only in designated Series. Such Series may consist of separate Classes. The Trust currently has issued Interests only in the Unleveraged Series and the Enhanced Series. The Unleveraged Series will attempt to replicate the MLM Index at a leverage ratio of 1 to 1, and the Enhanced Series shall trade the MLM Index at a leverage ratio of 3 to 1. Within the Unleveraged Series, the Trust has currently issued the following classes of
Interests: Class A-1, Class B-1, Class A and Class B. Within the Enhanced Series, the Trust has currently issued the following classes of Interests:
Class A-1, Class B-1, Class A, Class B and Class C. The Trust will issue Class C Interests in the Unleveraged Series. The Manager, in its sole discretion, may, from time to time hereafter, cause the Trust to (i) issue additional Interests in then-existing Series and Classes, and (ii) create additional Series and Classes (including additional Classes of existing



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Series) and issue Interests therein. Such additional Interests, Series and
Classes may, in the sole discretion of the Manager, have different rights and obligations and be subject to different fee structures, all of which shall be documented in writing by the Manager. The Trust will maintain separate and distinct records for each Series and the assets associated with each such Series shall be held and accounted for separately from the other assets of the Trust and of any other Series thereof. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Series shall be enforceable against the assets of such Series only and not against the assets of the Trust generally or the assets of any other Series."

         2.  Section 4.8 shall be replaced in its entirety to read as follows:

         "The Manager shall receive from the relevant Class of each Series a management fee at an annual rate of one and one-quarter percent (1.25%) for Class A-1 of the Unleveraged Series, one and one-half percent (1.5%) for Class A of the Unleveraged Series, one-quarter percent (.25%) for Class B-1 of the Unleveraged Series, one-half percent (0.5%) for Class B of the Unleveraged Series, one percent (1%) for Class C of the Unleveraged Series, one and sixty five-one hundredths percent (1.65%) for Class A-1 of the Enhanced Series, two and eight-tenths percent (2.80%) for Class A of the Enhanced Series, sixty five-one hundredths percent (0.65%) for Class B-1 of the Enhanced Series, one and three-tenths percent (1.3%) for Class B of the Enhanced Series and two and five one hundredths percent (2.05%) for Class C of the Enhanced Series based upon the Net Asset Value of the relevant Class and Series, determined and paid as of the first day of each calendar month. The compensation to the Manager applicable to new Series or Classes (including additional Classes of the Unleveraged Series and the Enhanced Series) after May 30, 2002 shall be as documented by the Manager in writing. The Manager shall, in its capacity as an Interest Holder, be entitled to receive allocations and distributions pursuant to the provisions of this Trust Agreement.

         3. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware (without regard to principles or rules of conflicts of laws);

         4. This Amendment may be executed and delivered in any number of counterparts, each of which shall be an original, with the same effect as if all signatures were on the same instrument.

         5. This Amendment does not: (i) adversely affect any of the rights, duties or liabilities of the Trustee; (ii) adversely affect the limitations on liability of the Interest Holders as described in Section
8.3 of the Trust Agreement; (iii) adversely affect the status of each Series as a partnership for federal income tax purposes without the consent of any affected Interest Holder; (iv) change any Interest Holder's share of the profits or losses of a Series without the consent of such Interest Holder; (v) extend the duration of the Trust and each Series; (vi) change the provisions of Section 11.1 of the Trust Agreement. The parties also confirm that the adoption of this Amendment (A) is for the benefit of, or not adverse to, the interests of the existing Interest Holders which have not consented to the Amendment; (B) is consistent with Section 4.1 of the Trust Agreement; and (C) does not affect the allocation of profits and losses among the Interest Holders or between the other Interest Holders and the Manager.




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         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

                                   MOUNT LUCAS MANAGEMENT
                                   CORPORATION, as Manager



                                   By: _______________________________________

                                   Name:______________________________________

                                   Title:_____________________________________



                                   INTEREST HOLDERS























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